Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Carla Haugen, Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Names Two New Directors to Board

MINNEAPOLIS, August 23, 2006 – Best Buy Co., Inc. (NYSE: BBY) today announced the appointments of Ari Bousbib and Rogelio M. Rebolledo to its board of directors. Bousbib, president of Otis Elevator Company (Otis), and Rebolledo, chairman of The Pepsi Bottling Group (PBG) Mexico, will be Class 1 directors with terms expiring in June 2008.

“We are delighted to welcome Ari and Rogelio as the newest members of our board of directors,” said Richard Schulze, Best Buy’s founder and chairman of the board.  “Both are outstanding business executives with experiences and perspectives that will be valuable to our board, to our leadership and to our shareholders. The addition of these accomplished global leaders will enhance our board’s depth and strength, and help us better meet the dynamic growth opportunities of our company.”

Ari Bousbib

“Ari Bousbib is a talented global business leader who excels at providing the operating discipline and strategic thinking necessary to transform an organization,” said Schulze.  “He has deep knowledge of global markets, having driven Otis’ record revenue and profit growth largely outside of the United States.  His track record demonstrates his strategic and operating acumen, execution skills and bottom-line orientation.  Ari is a creative and innovative leader with considerable personal and professional integrity who will be a meaningful addition to our board.”

Bousbib has served as president of Otis Elevator Company, a wholly-owned subsidiary of United Technologies Corporation (UTC) since 2002.  Before joining Otis as chief operating officer in 2000, Bousbib was UTC’s vice president, corporate strategy and development for more than three years.

Prior to joining UTC, Bousbib served as managing director of The Strategic Partners Group, an investment and M&A advisory firm, and before that was a partner at  global management and technology consulting firm Booz Allen Hamilton. He joined Booz Allen Hamilton in 1987 and was elected to the firm’s partnership in 1992.

Bousbib attended Ecole Superieure des Travaux Publics in Paris where he earned a master’s of science degree in mathematics and structural engineering.  He also holds a master’s degree in business administration from Columbia University in New York.

Rogelio M. Rebolledo

“Rogelio Rebolledo is an accomplished consumer packaged goods leader and a true internationalist,” said Schulze.  “Entrepreneurial by nature, Rogelio has deep expertise in opening and building businesses in new and emerging markets around the globe.  He has excellent marketing skills, a deep understanding of the consumer – especially in multicultural environments – and an evident passion for brand building.  We are delighted to have this energetic and committed leader join the Best Buy board.”

Rebolledo is chairman of PBG Mexico, a role he was appointed to in June 2006. He served as president and chief executive officer of PBG Mexico from January 2004 until being named to his current position.

Rebolledo began his 30-year career with PepsiCo in 1976 at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. After several assignments at Sabritas, he was named president of Frito-Lay Brazil in 1982. He returned to Sabritas in 1984 and was promoted to president in 1986. In 1990, he spearheaded the acquisition of Gamesa, Mexico’s leading cookie company, and was appointed president of this new PepsiCo affiliate.

In 1993, Rebolledo’s role was broadened to lead the expansion of Frito-Lay into Latin America, which at that time was limited to Brazil, Puerto Rico and Mexico. By 2000, Rebolledo had led numerous acquisitions, building a strong salty snack system throughout Latin America with leading market shares in 17 countries. His responsibilities were again expanded in 1996 to include PepsiCo’s salty snack businesses in Asia and Australia, with operations in China, Korea, India, Indonesia and Thailand. Under Rebolledo’s leadership, this region grew in scale and profitability, delivering their best year ever in 2003.

Rebolledo was appointed president and CEO of Frito-Lay International in 2001, his last assignment prior to his retirement from PepsiCo at the end of 2003.

Rebolledo is a Mexico national.  He holds a bachelor of science degree in chemical engineering from the National University of Mexico and a master’s degree in business administration from the University of Iowa.

The company’s shareholders will be asked to ratify the appointments of Bousbib and Rebolledo to the Best Buy board of directors when next convened for a meeting.  With the addition of Bousbib and Rebolledo, the size of the Best Buy board of directors will stand at 12.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 960 retail stores across the United States and in  Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuy.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Jiangsu Five Star Appliance Co. (Five-Star.cn). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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